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                                                                 EXHIBIT 99.1


                           Independent Accountants' Report

The Board of Directors and Stockholders
Community Bancorp, Inc.
Thornton, Colorado

     We have audited the accompanying consolidated balance sheet of COMMUNITY BANCORP, INC. as of December 31, 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COMMUNITY BANCORP, INC. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ Baird, Kurtz & Dobson



Denver, Colorado
January 23, 1998